Exhibit 3.9.1

ARTICLES OF INCORPORATION

OF

INTERNATIONAL LEASE CORPORATION

ARTICLE ONE: The name of the corporation is International Lease Corporation.

ARTICLE TWO: The address of the Corporation’s registered office in the State of Kansas is 10511 E. Central, Wichita, Sedgwick County, Kansas 67206. The name of the Corporation’s resident agent at such address is Wayne W Wallace.

ARTICLE THREE: The nature of the business to be conducted or promoted by and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

ARTICLE FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Thousand (100,000) shares of Common Stock, par value $1.00 per share.

ARTICLE FIVE: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE SIX: Election of directors need not be by written ballot.

ARTICLE SEVEN: The Corporation shall indemnify any person against any liability arising by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent allowed under the Kansas General Corporation Code.

ARTICLE EIGHT: The name and mailing address of the incorporator is Stuart M. Kowalski, 100 N. Broadway, 500 NationsBank Financial Center, Wichita, Sedgwick County, Kansas 67202.

The undersigned, being the incorporator of Raytheon-KansasLease Corporation, for the purpose of forming said corporation pursuant to the Kansas General Corporation Code, does hereby execute these Articles of Incorporation this 29th day of October, 1997, and acknowledges that the facts stated herein are true.

/s/ Stuart M. Kowalski
Stuart M. Kowalski, Incorporator

STATE OF KANSAS	)
	)	ss:
COUNTY OF SEDGWICK	)

The foregoing Articles of Incorporation were acknowledged before me this 29th day of October, 1997, by Stuart M. Kowalski.

Notary Public

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